Exhibit 99(l)
Skadden, Arps, Slate, Meagher & Flom llp
FOUR TIMES SQUARE
NEW YORK 10036-6522

TEL: (212) 735-3000
January 26, 2011
The Gabelli Natural Resources, Gold & Income Trust
One Corporate Center
Rye, New York 10580-1422

Re:	The Gabelli Natural Resources, Gold & Income Trust Registration Statement on Form N-2
Ladies and Gentlemen:
     We have acted as special counsel to The Gabelli Natural Resources, Gold & Income Trust, an unincorporated statutory trust created under the Delaware Statutory Trust Act (the “Fund”), in connection with the issuance and sale by the Fund of up to 18,750,000 shares (including shares subject to an over-allotment option) of the Fund’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”).
     This opinion is being furnished in accordance with the requirements of Exhibit L of the Form N-2 registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:
     (a) the Notification of Registration of the Fund as an investment company under the 1940 Act on Form N-8A, dated July 18, 2008, as filed with the Securities and Exchange Commission (the “Commission”) on July 18, 2008;
     (b) the registration statement of the Fund on Form N-2 (File Nos. 333-152424 and 811-22216), as filed with the Commission on July 18, 2008, and as amended by Pre-Effective Amendment No. 1 thereto on September 29, 2010, Pre-Effective Amendment No. 2 thereto filed on November 24, 2010, Pre-Effective Amendment No. 3 thereto filed on December 29, 2010 and Pre-Effective Amendment No. 4 thereto filed on January 26, 2011 under the 1933 Act and the

The Gabelli Natural Resources, Gold & Income Trust
January 26, 2011
1940 Act (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);
     (c) the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Fund, as issuer, Gabelli Funds, LLC, as investment adviser to the Fund (the “Adviser”), and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), filed as an exhibit to the Registration Statement;
     (d) a specimen certificate representing the Common Shares, filed as an exhibit to the Registration Statement;
     (e) the Certificate of Trust of the Fund and the Certificate of Amendment to the Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware on June 26, 2008 and July 16, 2008, respectively;
     (f) the Agreement and Declaration of Trust of the Fund, dated as of August 15, 2008, filed as an exhibit to the Registration Statement;
     (g) the By-Laws of the Fund, adopted on August 20, 2008, filed as an exhibit to the Registration Statement; and
     (h) certain resolutions adopted by the Board of Trustees of the Fund relating to the issuance and sale of the Common Shares and related matters.
We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates of public officials, certificates of officers or other representatives of the Fund and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Common Shares will be properly entered by the transfer agent in the share registry and, if the Common Shares are issued in certificated form, the share certificates representing the Common Shares will conform to the specimen examined by us and will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we

The Gabelli Natural Resources, Gold & Income Trust
January 26, 2011
have relied upon statements and representations of officers and other representatives of the Fund and others.
     Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.
     We advise you that the Firm has rendered legal advice to the Adviser and other investment funds advised by the Adviser and certain of their affiliates in connection with various matters.
     Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the 1933 Act and the 1940 Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) the shareholders’ accounts have been duly credited in the share registry and the Common Shares have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Shares as contemplated by the Underwriting Agreement, the issuance and sale of the Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.
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The Gabelli Natural Resources, Gold & Income Trust
January 26, 2011

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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